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                                               Exhibit 11


COOPERS
& LYBRAND


                CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees and Shareholders of Nicholas-Applegate Mutual Funds:

We consent to the incorporation by reference in Post-Effective Amendment #28 to the Registration Statement on Form N-1A of the Nicholas-Applegate Mutual Funds (File No. 33-56094) of our report dated May 12, 1995 on our audit of the financial statements and financial highlights of the Core Growth Qualified Portfolio, a series of the Nicholas-Applegate Mutual Funds, which report is included in the Annual Report to Shareholders for the year ended March 31, 1995 which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Highlights".


                                              COOPERS & LYBRAND L.L.P.

Los Angeles California
February 28, 1996